EXHIBIT 99.1

Intelligent Systems Announces Third Quarter 2008 Results

NORCROSS, Ga., Nov. 14, 2008 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (AMEX:INS) (www.intelsys.com) announced today its financial results for the three and nine month periods ended September 30, 2008.

The Company recorded a net loss of $978,000 ($0.22 per basic and diluted share) in the three month period ended September 30, 2008 which is essentially the same as the loss of $982,000 ($0.22 per basic and diluted share) posted in the third quarter of 2007. In the nine month period ended September 30, 2008, net loss was $921,000 ($0.20 per basic and diluted share) compared to a net loss of $2,037,000 ($0.45 per basic and diluted share) in the nine month period in 2007. The reported results for the nine month period of 2008 includes a gain of $2,884,000 on the previously announced sale of the Company's VISaer business which was effective on April 16, 2008.

As a result of the VISaer sale, the VISaer business has been classified as discontinued operations for all periods reported. Accordingly the results of continuing operations reported for the three and nine month periods in 2008 and 2007 include only the financial results associated with the Company's continuing operations. Following the sale of VISaer, the Company has two core operating businesses: ChemFree Corporation and CoreCard Software, Inc.

Total revenue from continuing operations in the three month period ended September 30, 2008 was $3,189,000 compared to $4,806,000 in the third quarter of 2007. Revenue for the nine months ended September 30, 2008 was essentially flat at $10,984,000 compared to revenue of $11,113,000 in the nine month period in 2007.

The decline in revenue reported for the third quarter of 2008 reflects primarily a sharp spike in SmartWasher(r) machine sales in the third quarter of last year during the roll-out of a national sales program by a new ChemFree customer. As expected, the high volume of SmartWasher(r) sales declined after the initial roll-out was complete, although sales of consumable supplies to the installed base of machines grew substantially in 2008 compared to the prior year. Year-to-date, ChemFree revenue increased compared to the nine month period ended September 30, 2007, but was offset in part by a decline in software license revenue recognized at the CoreCard subsidiary. Revenue related to software licenses tends to vary significantly from quarter to quarter based on the timing of delivery and customer acceptance of licensed software. At September 30, 2008, the Company had approximately $1.6 million in deferred revenue associated with in-process software contracts which is expected to be recognized upon completion of the various contracts within the next several quarters.

According to J. Leland Strange, Chief Executive Officer of ISC, "Given the current financial and economic turmoil across multiple industries, it is reasonable and prudent to assume some impact on the company in the foreseeable future if customers or prospects postpone purchase or implementation decisions. We are carefully monitoring the evolving marketplace dynamics and proactively taking steps to lower expenses through reductions in payroll and discretionary spending in these uncertain times."

The Company expects to file its Form 10-Q for the period ended September 30, 2008 with the Securities and Exchange Commission today. For additional information about the Company's reported results, investors will be able to access the Form 10-Q on the Company's website at www.intelsys.com or at the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (AMEX:INS) has identified, created, operated and grown early stage technology companies. The Company has operations and investments in the information technology and industrial products industries. The Company's consolidated subsidiaries are CoreCard Software, Inc. (www.corecard.com), (a software company) and ChemFree Corporation (www.chemfree.com) (an industrial products company). Further information is available on the Company's website at www.intelsys.com or by calling the Company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The Company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic conditions, particularly those that cause businesses to delay or cancel purchase decisions.

                CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited; in thousands, except share and per share amounts)

                             Three Months Ended     Nine Months Ended
                                  Sept. 30              Sept. 30
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                              2008        2007      2008        2007
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 Revenue
  Products                     $2,844     $4,657    $10,275    $10,315
  Services                        305        149        709        798
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   Total revenue                3,189      4,806     10,984     11,113
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 Cost of revenue
  Products                      1,573      2,673      5,582      5,239
  Services                        185        170        606        650
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   Total cost of revenue        1,758      2,843      6,188      5,889
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 Expenses
  Marketing                       620        978      2,158      1,843
  General & administrative        907      1,019      3,429      2,690
  Research & development          902        847      2,615      2,459
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 Loss from operations            (998)      (881)    (3,406)    (1,768)
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 Other income (expense)
  Interest income (expense),
   net                              5         39         (4)       152
  Investment income                --         --         --         81
  Equity in income of
   affiliate companies             21          6         74         48
  Other expense                    (1)       (28)        (1)       (34)
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 Loss from continuing
  operations before taxes        (973)      (864)    (3,337)    (1,521)
 Income taxes                      12          4         29          4
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 Loss from continuing
  operations                     (985)      (868)    (3,366)    (1,525)
 Income (loss) from
  discontinued operations           7       (114)      (439)      (609)
 Gain on sale of
  discontinued operations          --         --      2,884         97
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 Net loss                       $(978)     $(982)     $(921)   $(2,037)
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 Net loss per share:
  Basic                        $(0.22)    $(0.22)    $(0.20)    $(0.45)
  Diluted                      $(0.22)    $(0.22)    $(0.20)    $(0.45)
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 Basic weighted average
  shares outstanding        4,478,971  4,478,971  4,478,971  4,478,971
 Diluted weighted average
  shares outstanding        4,545,837  4,478,971  4,545,764  4,478,971
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                     CONSOLIDATED BALANCE SHEETS
                (in thousands, except share amounts)

                                           September 30,  December 31,
                                               2008           2007
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 ASSETS                                     (unaudited)
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 Current assets:
  Cash                                       $    674       $    554
  Accounts receivable, net                      2,370          2,139
  Notes and interest receivable, current
   portion                                        481            540
  Inventories                                   1,248          1,424
  Other current assets                            711          2,217
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   Total current assets                         5,484          6,874
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 Long-term investments                          1,246          1,127
 Notes and interest receivable, net of
  current portion                               1,298            350
 Property and equipment, at cost less
  accumulated depreciation                      1,660          1,894
 Goodwill                                         369          2,047
 Other intangibles, net                           279            313
 Other assets                                      --             17
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 Total assets                                $ 10,336       $ 12,622
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 LIABILITIES AND STOCKHOLDERS' EQUITY
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 Current liabilities:
  Line of credit                             $    343       $    593
  Note payable, current portion                    97             --
  Accounts payable                                975          1,482
  Deferred revenue                              2,336          2,527
  Accrued payroll                                 757          1,162
  Accrued expenses and other current
   liabilities                                  1,001          1,235
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   Total current liabilities                    5,509          6,999
 Long-term liabilities                            272             95
 Minority interest                              1,516          1,516
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 Stockholders' equity                           3,039          4,012
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 Total liabilities and stockholders'
  equity                                     $ 10,336       $ 12,622
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CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          770/564-5504
          bherron@intelsys.com